Exhibit 99.1
EMS TECHNOLOGIES ANNOUNCES
EARNINGS GUIDANCE FOR 2008
Earnings Per Share Expected To Grow By 23 Percent
ATLANTA — January 7, 2008 — EMS Technologies, Inc. (Nasdaq — ELMG) today announced that it expects earnings from continuing operations for the 2008 fiscal year to be in the range of $1.30 - $1.40 per share.
Paul Domorski, the Company’s CEO, commented, “For the first nine months of 2007, EMS performed quite well. The guidance for the full year 2008 is based on expectations for organic growth, further successful initiatives to improve operating margins, and continued strength in the balance sheet. We presently do not have enough information to confirm or modify the most recent guidance on earnings from continuing operations for the full year 2007. However, to provide context, the midpoint of the guidance range for 2008 would represent earnings-per-share growth of approximately 23% over the midpoint of the most recent earnings guidance range for 2007.
“In addition to the growth expectations for 2008, we are diligently pursuing potential strategic opportunities that we believe will enhance our core business interests: satellite communications (“SATCOM”), defense and space systems (“D&SS”), and our rugged LXE computers and wireless data networks. With over $120 million in cash on the balance sheet, healthy cash flow from operations expected in 2008, and virtually no debt under our revolving credit arrangements, we have significant resources to support both our operations and the execution of our strategic efforts. Our 2008 guidance does not include the effects of any potential strategic investments.
“We believe that our SATCOM business will continue its strong profit growth trend in 2008, and an expected high backlog level has put D&SS in a favorable position for the new year. Furthermore, we expect that our LXE business will extend its long record of profitable operations in 2008 despite recent weakness in the Americas markets.”
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Statements contained in this press release regarding the Company’s expectations for its financial results for 2008, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
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•	the availability of financing for satellite data communications systems;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	the Company’s ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	the availability of sufficient additional credit or other financing, on acceptable terms, to support any large acquisitions that we believe would contribute to our growth and profitability;

•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquisitions do not perform as expected or are otherwise dilutive to our earnings;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations made by the Company, and obligations assumed by purchasers, in connection with the Company’s dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
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